SECURITIES AND EXCHANGE COMMISSION
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FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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USA Restaurants, Inc.

Nevada	5812	47-1407183

1700 Pacific Ave, Suite 2680
Dallas, TX 75201
(214) 760-1000
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Vcorp Services, LLC
25 Robert Pitt Drive, Suite 204
Monsey, NY 10952

Copies of communications to:
Lindsey Vinson, ESQ.
3712 W. Biddison St.
Fort Worth, TX 76109
TELEPHONE NO.: (817) 475-8323
FACSIMILE NO.: (817) 238-3044

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐ If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, par value $0.0001	2,500,00	$0.04	$100,000.00	$12.88
The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price shares were sold to our shareholders in a private placement memorandum. The price of $0.04 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. The fixed price of $0.04 has been determined as the selling price based upon the original purchase price paid by the selling shareholders of $0.02 plus an increase based on the fact the shares will be liquid and registered. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED September, 2014

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

2,500,000 SHARES OF
US Restaurants, Inc.
COMMON STOCK
The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange. The 2,500,000  shares of our common stock can be sold by selling security holders at a fixed price of $0.04 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

THE COMPANY IS CONSIDERED TO BE IN UNSOUND FINANCIAL CONDITION. PERSONS SHOULD NOT INVEST UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENTS.
THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is: September, 2014

ITEM 3. Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

ABOUT OUR COMPANY

We were incorporated on July 23, 2014 in the State of Nevada. On August 21, 2014, Jeffrey Love, our Chairman and President and Tommy Hoang, our CEO, were each issued 50,000,000 shares of common stock  for pre-incorporation services, for a total of 100,000,000 shares.

We are a development stage company that has not generated revenues since inception.  If we cannot obtain sufficient funding, we may have to delay the implementation of our business strategy. As of September 15, 2014 we had no cash or cash equivalents.

USA Restaurants, Inc. is a restaurant company which plans to purchase and operate restaurants throughout the United States. Our headquarters is located in Dallas, TX. It is our business plan to purchase and operate throughout the United States. Our initial targeted areas, Dallas and Houston, show stability and growth. We offer quality restaurants with quality food for all income levels.

As we grow, we will take on new employees providing them with highly competitive commission earnings, as well as providing them with a support service that will allow for more productive time in order to gain clients at a faster pace.

WHERE YOU CAN FIND US

Our principal executive office location and mailing address is 1700 Pacific Ave., suite 2680, Dallas, TX 75201 and out telephone number is (214) 760-1000.

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the sale of these shares. The offering price of $0.04 was determined by the price shares were sold to our shareholders in a private placement memorandum of $0.02 plus an increase based on the fact the shares will be liquid and registered and is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and not to the selling stockholders.

WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL DEVELOPING COMPANY.

We were incorporated in Nevada on Jul 23, 2014.  We have no significant financial resources and no revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities

WE WILL REQUIRE FINANCING TO ACHIEVE OUR CURRENT BUSINESS STRATEGY AND OUR INABILITY TO OBTAIN SUCH FINANCING COULD PROHIBIT US FROM EXECUTING OUR BUSINESS PLAN AND CAUSE US TO SLOW DOWN OUR EXPANSION OF OPERATIONS.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be significant. Moreover, in addition to monies needed to continue operations over the next twelve months, we anticipate requiring additional funds in order to significantly expand our operations and acquire the operating entities as set forth in our plan of operations. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. There can be no assurance that we will be able to obtain financing if and when it is needed on terms we deem acceptable. If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

OUR FUTURE SUCCESS IS DEPENDENT, IN PART, ON THE PERFORMANCE AND CONTINUED SERVICE OF JEFFREY LOVE, CHAIRMAN AND PRESIDENT AND TOMMY HOANG, CEO. WITHOUT THEIR CONTINUED SERVICE, WE MAY BE FORCED TO INTERRUPT OR EVENTUALLY CEASE OUR OPERATIONS.

We are presently dependent to a great extent upon the experience, abilities and continued services of Jeffrey Love,  Chairman and President and Tommy Hoang, CEO. We currently do not have an employment agreement with either Mr. Love or Mr. Hoang.  The loss of the services of either officer could have a material adverse effect on our business, financial condition or results of operation.

IF OUR CASH FLOWS AND CAPITAL RESOURCES ARE INSUFFICIENT TO SERVICE OUR INDEBTEDNESS, WE MAY BE FORCED TO REDUCE OR DELAY CAPITAL EXPENDITURES, SELL ASSETS, SEEK ADDITIONAL CAPITAL OR RESTRUCTURE OR REFINANCE OUR INDEBTEDNESS, INCLUDING THE NOTES.

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements, including our senior secured credit facilities and the indenture governing the notes, may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. The Sponsors have no continuing obligation to provide us with debt or equity financing.

THE RECENT SEVERE ECONOMIC DOWNTURN AND ADVERSE CONDITIONS IN THE LOCAL, REGIONAL, NATIONAL AND GLOBAL MARKETS, HIGH ENERGY, AND GASOLINE PRICES COULD NEGATIVELY AFFECT OUR OPERATIONS, AND MAY CONTINUE TO NEGATIVELY AFFECT OUR OPERATIONS IN THE FUTURE AND COULD NEGATIVELY IMPACT OUR ABILITY TO ACCESS FINANCING.

The recent severe economic downturn and adverse conditions in the local, regional, national and global markets could negatively affect our operations, and may continue to negatively affect our operations in the future and could negatively impact our ability to access financing. During periods of economic contraction such as the current period, our revenues may decrease while some of our costs remain fixed or even increase, resulting in decreased earnings.

WE MAY BE UNABLE TO RETAIN OUR KEY EMPLOYEES OR ATTRACT, ASSIMILATE AND RETAIN OTHER HIGHLY QUALIFIED EMPLOYEES IN THE FUTURE.

We will need to attract, hire and retain talented management and other highly skilled employees with experience and expertise in all areas of our business to be successful. Competition for employees in our industry is highly competitive. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future. If we are not able to hire and retain key employees our business and financial condition could be harmed.

SINCE OUR MARKETING PLAN WILL BE SPECIFICALLY GEARED TOWARD THE WORKING CLASS POPULATION IN THE SURROUNDING VICINITY, IT IS POSSIBLE THAT IF THE CURRENT RECESSION OR ECONOMIC SLOW-DOWN CONTINUES, IT WOULD LIKELY CAUSE A SUBSTANTIAL LOSS OR DELAY IN REVENUE.

Since our marketing will be specifically geared toward the working class population in the surrounding vicinity, it is possible that if the current recession or economic slow-down continues, it would likely cause a substantial loss or delay in revenue. Since we are a start-up Company with very limited resources, a long drawn-out continuation of the current recession or economic slowdown would likely be detrimental to our specific marketing plan, which would likely be detrimental to the Company.

WE CANNOT GIVE YOU ANY ASSURANCE THAT WE WILL NOT ISSUE ADDITIONAL COMMON OR PREFERRED SHARES, OR OPTIONS OR WARRANTS TO PURCHASE THOSE SHARES, UNDER CIRCUMSTANCES WE MAY DEEM APPROPRIATE AT THE TIME.

Our issuance of additional shares of our common stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights. Our issuance of shares of preferred stock, or options or warrants to purchase those shares, could negatively impact the value of your shares of common stock as the result of preferential voting rights or veto powers, dividend rights, disproportionate rights to appoint directors to our board, conversion rights, redemption rights and liquidation. We are entitled, under our certificate of incorporation to issue up to 200,000,000 common and 50,000,000 “blank check” preferred shares. After taking into consideration our outstanding common and preferred shares as of September 15, 2014, we will be entitled to issue up to 99,878,000 additional common shares and 50 million preferred shares. Our board may generally issue those common and preferred shares, or options or warrants to purchase those shares, without further approval by our stockholders based upon such factors as our board of directors may deem relevant at that time. Any preferred shares we may issue shall have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions.

WE MAY HAVE DIFFICULTY IN ATTRACTING AND RETAINING MANAGEMENT AND OUTSIDE INDEPENDENT MEMBERS TO OUR BOARD OF DIRECTORS AS A RESULT OF THEIR CONCERNS RELATING TO THEIR INCREASED PERSONAL EXPOSURE TO LAWSUITS AND STOCKHOLDER CLAIMS BY VIRTUE OF HOLDING THESE POSITIONS IN A PUBLICLY HELD COMPANY.
The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and stockholder claims, as well as governmental and creditor claims which may be made against them, particularly in view of recent changes in securities laws imposing additional duties, obligations and liabilities on management and directors. Due to these perceived risks, directors and management are also becoming increasingly concerned with the availability of directors and officers liability insurance to pay on a timely basis the costs incurred in defending such claims. We currently do not carry limited directors and officer’s liability insurance. Directors and officers liability insurance has recently become much more expensive and difficult to obtain. If we are unable to provide directors and officers liability insurance at affordable rates, it may become increasingly more difficult to attract and retain qualified outside directors to serve on our board of directors.

VOTING CONTROL OF OUR COMMON STOCK IS POSSESSED BY JEFFREY LOVE. ADDITIONALLY, THIS CONCENTRATION OF OWNERSHIP COULD DISCOURAGE OR PREVENT A POTENTIAL TAKEOVER OF LIG ASSETS, INC. THAT MIGHT OTHERWISE RESULT IN YOUR RECEIVING A PREMIUM OVER THE MARKET PRICE FOR YOUR COMMON STOCK.

The voting control of our common stock is possessed solely by Mr. Jeffrey Love, our Chairman and President and Mr. Tommy Hoang, our CEO. Both of Mr. Love and Mr. Hoang  own 50,000,000 shares of our common stock. Holders of our common stock are entitled to one non-cumulative vote on all matters submitted to our stockholders. The result of this voting control is that he has the ability to control all matters submitted to our stockholders for approval and to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions. Additionally, this concentration of voting power could discourage or prevent a potential takeover of the company that might otherwise result in your receiving a premium over the market price for your common stock.

THE ELIMINATION OF MONETARY LIABILITY AGAINST OUR DIRECTORS, OFFICERS AND EMPLOYEES UNDER OUR ARTICLES OF INCORPORATION AND THE EXISTENCE OF INDEMNIFICATION RIGHTS TO OUR DIRECTORS, OFFICERS AND EMPLOYEES MAY RESULT IN SUBSTANTIAL EXPENDITURES BY LIG ASSETS, INC. AND MAY DISCOURAGE LAWSUITS AGAINST OUR DIRECTORS, OFFICERS AND EMPLOYEES.

Our articles of incorporation contain provisions, which eliminate the liability of our directors for monetary damages to us and our stockholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we maybe unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit us and our stockholders.

OUR DIRECTORS HAVE THE RIGHT TO AUTHORIZE THE ISSUANCE OF ADDITIONAL SHARES OF OUR PREFERRED STOCK AND ADDITIONAL SHARES OF OUR COMMON STOCK.

Our directors, within the limitations and restrictions contained in our articles of incorporation and without further action by our stockholders, have the authority to issue shares of preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. We have no intention of issuing additional shares of preferred stock at the present time. Any issuance of additional shares of preferred stock could adversely affect the rights of holders of our common stock. Should we issue additional shares of our common stock at a later time, each investor's ownership interest in our stock would be proportionally reduced. No investor will have any preemptive right to acquire additional shares of our common stock, or any of our other securities.

THE OFFERING PRICE OF THE SHARES WAS SOLELY DETERMINED BASED UPON THE PRICE THE SHARES WERE SOLD IN THEIR OFFERING, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO THE ACTUAL VALUE OF THE COMPANY, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.04 for the shares of common stock was determined based upon the price the shares were sold to the investors in our private placement memorandum. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT THE COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH IS SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Item 4.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the sale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

Item 5.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by the price shares were sold to our shareholders in our private placement which is ongoing pursuant to an exemption under Rule 506 of Regulation D.

The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over-The-Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

Item 6.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

PENNY STOCK CONSIDERATIONS

Our common stock will be a penny stock; therefore, trading in our securities is subject to penny stock considerations. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Item 7.

SELLING SHAREHOLDERS

The shares being offered for sale by the selling stockholders consist of shares of our common stock held by 12 shareholders.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of September 15, 2014 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for sale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of Selling Stockholder	Shares of Common Stock owned prior to offering	Shares of common stock to be sold	Shares of common stock owned after offering	Percent of common stock owned after offering
Ariche, Bravion	10,000	10,000	0	0
Cho, Kevin Eunsoo	25,000	25,000	0	0
Kim, Joseph J	50,000	50,000	0	0
Starling, Merry	2,000	2,000	0	0
Viveros, Rhonda	5,000	5,000	0	0
Kiesov, Richard	14,000	14,000	0	0
Kiesov, Kyle	10,000	10,000	0	0
Viveros, Bobbye J & Paul	25,000	25,000	0	0
Viveros, Sean Paul	10,000	10,000	0	0
Duewell, Lori	5,000	5,000	0	0
Robinson, Danyell N.	2,000	2,000	0	0
Lui, Steven J.G.	5,000	4,000	0	0

Except as listed below, to our knowledge, none of the selling shareholders or their beneficial owners:

1) Has had a material relationship with us other than as a shareholder at any time within the past three years; or
2) Has ever been one of our officers or directors or an officer or director of our predecessors or affiliates; or
3) Are a broker-dealer or affiliated with a broker-dealer.
4) Kyle Kiesov is an employee and manager at Pho House Dallas.

Item 8.
PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.04 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over-The-Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $0.04 until a market develops for the stock.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods.

o	ordinary brokers transactions, which may include long or short sales,
o	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,

o	through direct sales to purchasers or sales effected through agents,
o	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or

o	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.
Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $50,000.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

Item 9.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 200,000,000 Shares of common stock, $0.0001 par value per Share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

We are authorized to issue 200,000,000 shares of common stock, $0.0001 par value per share. Currently there are 100,162,000 common shares outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

We are authorized to issue 50,000,000 shares of preferred stock, 0.0001 par value per share. The terms of the preferred shares are at the discretion of the board of directors. Currently there are 0 preferred shares issued and outstanding.

Dividends

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding.

 ITEM. 10

INTERESTS OF NAMED EXPERTS AND COUNSEL
No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

ITEM. 11     Information with Respect to the Registrant.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated in July 23, 2014 in the State of Nevada. Effective August 21, 2014, Jeffrey Love, our Chairman and President and Tommy Hoang, our CEO, were each issued 50,000,000 common stock shares for pre-incorporation services.

DESCRIPTION OF BUSINESS

1.0	EXECUTIVE SUMMARY

1.1 Company Name: Pho House Dallas/Galleria, 5301 Alpha Rd. #24 Dallas, TX. 75240

1.2 Key Personnel:

Owner Principal, Business Manager: Tommy Hoang
General Manager: Kim Hoang
Assistant Manager: Michelle Fuentes
Head Chef: Huong Pham

1.3 Brief Description:

The Pho House Dallas is a Euro Asian themed restaurant that is located in the Northeast quadrant of the City of Dallas. The restaurant is focus on Vietnamese cuisine, upscale atmosphere, background music (House, Trance) and traditional Vietnamese hospitality. The location of the restaurant will offer patrons "something different" in an area swamped with Italian, American, and Mexican restaurants.

1.4 Market Overview

As more and more people dine out, a variation in cuisine can be a strong attraction. The Pho House Dallas will be the only Euro Asian restaurant in a city with over 1.3 million people. The Dallas market dines out nearly two times per week, and with commitment to authenticity, service and product, The Pho House Dallas can become one the "hotspots" in Dallas, and a "must go to" restaurant for visitors and residents.

1.5 Strategy Overview:

The Pho House Dallas Restaurant will focus primarily on Euro Asian Cooking in an atmosphere that brings the city of Saigon Vietnam to the dining room. This includes providing a realistic atmosphere with authentic foods, upscale yet casual atmosphere, and house background music. The restaurant will seat only 250 patrons, initially, with expansion as market allows. It is intended to expand in several locations, rather than expanding in one location. A limited liability partnership form of ownership has been chosen in order to provide equity financing and to combine the culinary and management skills needed for the success of this business. The principals selected form the core management team, with full investment and "ownership".

1.6 Experience

Key personnel (principals/managers) have over 25 years combined experience in Euro Asian foods. The past experience in the preparation, presentation, and service in this industry is a strong asset in the formulation of this venture. All managers and the supervisory cook are also Asian, with over 20 years of experience in this cuisine.

2.0	VISION AND MISSION STATEMENT

2.1 Vision. The objectives for “Pho House Dallas” for the first five years of operation is:

a. Grow 10 locations within the first five years.
b. Keep food costs below 35% of revenue.
c. Keep employee labor costs between 16-18% of revenue.
d. Maintain tight controls on cost and operations through partnership management.

2.2 Mission. The Pho House Dallas will strive to be the premier specialty restaurant in the Northeast Heights of Dallas, Texas. We want our guest to have the total experience of the Euro Asian, not only with a great meal, but also be provided with the atmosphere. We will be doing unique things, such as Sunday brunches, and Euro Asian Festival and Holiday celebration. Our focus will be concentrate on four major areas:

a.	We will serve quality food for a competitive price, with a large selection of Euro Asian Cuisine.
b.	Our customer service support will show that we want to be the restaurant of choice for families and singles, young and old, male and female.
c.	Employee welfare will be equally important to our success. We want our employees to feel as a part of the success of The Pho House Dallas. Happy employees make happy guests.
d.	We will combine menu variety, atmosphere, ambiance, and friendly service to create a sense of “place” in order to reach our goals.

2.3 Competitive Advantage. The Pho House Dallas will have the competitive advantage of being the only restaurant within the largest populated county of Texas with the “uniqueness” of Euro Asian hospitality. The foods and atmosphere of the Pho House Dallas will draw patron for their first visit, through curiosity alone. The service and quality of the food will assist in the formulation of “regulars” and referrals. At this time, there are no restaurants with “Trendy” atmospheres serving this population (1,300,000 +).

3.0	BUSINESS AND INDUSTRY PROFILE.

3.1 Stage of Growth. The Pho House Dallas is a new venture. Although it is a new location, the two partners have extensive experience in Euro Asian Food Service (see key personnel). The selected location for the restaurant islocated in a high traffic, shopping area of north Dallas. This location will assist in the success of the venture.

3.2 Industry Analysis. The current restaurant industry in the Dallas market is strong. According to recent estimates, there are 9 major restaurants started each year, with a very high success rate. Restaurants with national affiliation (Olive Garden, PF Changs, etc.) dominate the American food and more popular cuisine markets (Italian, French, etc.) and small to medium, locally owned enterprises, dominate the Mexican food markets. The current market choices within the metropolitan area of Dallas (excluding fast food) include the following:

Cajun: 2 Chinese: 33 Continental: 3 French: 3 German: 2 Greek: 6 Indian: 5 Italian: 13 Japanese: 16 Korean: 3
Mediterranean: 1 Mexican: 33 Middle Eastern: 1 New Mexican: 26 Persian: 2 Thai: 5 Vietnamese: 6

3.3 Market Demographics: The target market for The Pho House Dallas includes families with disposable incomes above the area mean. The target market demographic breakdown includes the following:

a.
Total Population (DFW Metropolitan Area): 292,627 Households with a mean disposable income of $15,853.00. Of this, the spending potential index for restaurants is 95. The Dallas market holds a lifestyle rank of 61.

b.	Median income: $56,326, with a majority above the median income between 35 and 55 years old. (The Pho House Dallas’ target market)
c.	Season promotions. The Pho House Dallas special menu changes based on seasonal foods.

3.4 Growth Rate: In order to be successful, a new restaurant must control its growth to match the demand for its cuisine. The Pho House Dallas includes expansion to ten restaurants within the first 5 years only. Each restaurant will be designed for small to medium patron count (+/- seating for 150).

3.5 SWOT Analysis.
a. Strengths. In terms of product strengths, The Pho House Dallas (PHD) has several distinct advantagesover its competitors. PHD’s menu will be “different”, with unheard of entrees. The atmosphere will beauthentic, with house and reggae music, Euro Asian costume and Vietnamese setting. Management’s extensive experience in Euro Asian cuisine will also be a strength for this venture.

b. Weaknesses. Constriction in this venture include pricing, ethnicity, and wage demands. Competition maypresent “differences” with lower prices, informal (less expensive) atmosphere, and national chainaffiliation. The worst threat that PHD will face is the indifference toward its theme. These weaknesses can be overcome with extensive planning and on target marketing efforts.

c. Opportunities. Dining out is becoming a regular occurrence in the Dallas area. Households dine out anaverage of 4 times per week (Texas Restaurant Association), and continue to seek different cuisines. PHDcan create a “niche” for its patrons, if properly executed. The addition of a lunch or dinner menu will also increase the opportunity to attract patrons. Catering to the casual dining market requires good service, excellent food, and a memorable environment.

3.6 The Competition. PHD’s competition includes 15 specialty restaurant types. Many of the restaurants listed in    3.2 above, do not include a “themed” atmosphere, and rely on the popularity of their food. PHD will include an atmosphere that will be as memorable as its food, reinforcing the desire to return. The competition (especially themed restaurants) product price is within the range offered by PHD.

4.0	MARKETING STRATEGY

4.1 Promotions. PHD will utilize special promotions to advertise the grand opening, special events, and seasonal finales. These promotions will be targeted to residents and employees in the Northeast quadrant of Dallas. The promotions will concentrate on the age group between 25 and 64, the “bunch for lunch” crowd, and businesses entertaining out of town guests.

a. Opening Promotion. Local DJ on site, broadcasting live from PHD.
                b. Special Promotions. Popular “Top 40 Music” artists, live.
c. Seasonal promotions. The Pho House Dallas special menu changes based on seasonal foods

4.2 Advertising. The advertising will also be done with four 30 second spots during drive time radio, morning and afternoon, five days per week. The advertising will be sponsored by a well-known talk show host, giving instant acceptance to the largest audience within the target audience. Advertising will be concentrated on Radio, with very little print advertising (flyers at restaurants, coupons in entertainment books, and weekly local magazines). The media message will be "you don't have to go to the islands to experience them, you can do it right here!" It will be important to differentiate "West Indian" from other ethnic cuisines. Authenticity will create the differentiation.
Maintenance of authenticity becomes important.

4.3	The description of the marketing mix for this venture includes:

a. Product - a complete Euro Asian menu and environment (ambiance). The hours of operation will be 10:00 AM to 10:00 PM with full lunch and dinner menus. Lounge from10:00 PM to 2:00 AM Thursday, Friday and Saturday. Alcoholic beverages will include liquor, beer and wine.
b. Place – Predominantly Northeast quadrant of Dallas, with some patrons for the remainder of our County.
c. Price – Lunch through dinner to be competitive - $15.00
d. Promotion - Advertisement in media (print, radio) as required based on target market research.Promotion will concentrate on target customer needs and wants.

5.0	HUMAN RESOURCES

5.1 Philosophy. “The Pho House Dallas” has adopted the human resource philosophy that “You are your environment”. All staff members of the establishment are an integral part of its success, and will strive to create an environment of mutual respect, fair treatment and equitable compensation.

5.2 Policy. “The Pho House Dallas” will implement human resource policies to effectively “brand” the establishment to have the highest-quality, pre-qualified potential employees approach the establishment for employment, by its reputation alone.

5.3 Human Resource Staffing and Estimated Costs

a. Hours of Operation: 10:00 AM to 10:00 PM – Monday to Wednesday 10:00 AM to 2:00 AM – Thursday to Saturday  Staffing Hours: 9:00 AM to 11:00 PM – Monday to Wednesday, 10:00 AM to 2:00 AM Thursday toSaturday  Dining Capacity: 75 Peak Evening @ 3 turn-over per night  50 Daytime @ 4 turn-over per day

b. Staff Positions
Position No FT/HRS PT/HRS RATE COST/YR
Business Manager 1 FT/ 40 SALARY 30,000.00
General Manager 1 FT/40 SALARY 36,000.00
Assistant Manager 1 FT/ 40 SALARY 28,000.00
Supervisor Cook 1 FT/40 SALARY 30,000.00
First Cook 1 FT/40 SALARY 22,880.00
Cook 3 2 FT/40 SALARY 40,240.00
Hostess 1 FT/40 SALARY 20,000.00
Wait Staff 7 4 FT/40 3/32 hrs 4.50/hr 55,404.00
Bus Staff 4 2 FT/40 2/32 hrs 4.50/hr 33,696.00
Dish Washers 3 2 FT/40 1/32 hrs 4.50/hr 26,208.00

5.4 Key Personnel (Full Resume of key personnel attached as Appendix HR-1)

Business Manager – Principal (Tommy Hoang)

Education: Present- Business Administration major, School of Professional Studies, USL, Louisiana.
Experience: 15 years experience as Office manager. My responsibilities include supervision of day-to-day operation and administration, purchasing, contract management, human resource management, general entry accounting, accounts receivable and payable management, payroll, budget, strategic planning and records management. 8
Skills: Native Vietnamese with demonstrated communicative, organizational, and administrative skills; proficient in business management computer software programs to include word processing, spreadsheet, data base, accounting, scheduling and programming.

General Manager – Principal (Kim Hoang)

Education: Associates of Arts, Restaurant Management
Experience: 11 years experience in restaurant management and operations, 6 years experience in food production and 5 years experience as Hostess and waitress. Responsibilities included the complete management of operations of a 250 capacity dining room, kitchen operations, bar and alcohol service, inventory control and food orders.
Skills: Native Vietnamese with demonstrated restaurant management skills to include personnel supervision, kitchen and bar operations supervision, food and liquor inventory control, purchasing, quality control, customer satisfaction and food preparation.

Assistant Manager –Michelle Fuentes
Education: Associate of Arts in Culinary Arts
Experience: 9 years experience in Euro Asian (Vietnamese) Cuisine, 3 years pantry cook, and pastry; 9 years in kitchen supervision, food and beverage orders; nutrition, menu planning and presentation.
Skills: Native Asian American with over 9 years’ experience in the preparation of Asian cuisine, menu planning, recipe creation, kitchen supervision, Food supply order, food presentation, pastry and specialty dishes.

5.5 Other Key Personnel

Supervisor: Chef
Euro Asian Specialty She has over 18 years’ experience in the preparation and service of Euro Asian foods. Herspecialty includes traditional dishes, Pastries, beverages and presentations.

Hostess:
She has over 11 years’ experience in several “upscale” restaurants in Dallas, performing as waitress and hostess and will join the team as Its hostess.

5.6 Critical Job Description Summary(Complete Job Descriptions attached as Appendix HR-2)

Supervisor: The supervisory cook is responsible for directing the activities of other Kitchen staff, menu planning, recipe creation, food and supply requests, Specialty cooking duties, presentation and be responsible for Environmental health regulatory compliance. The supervisory cook will Report to the General Manager and serve on the quality assurance team.

First Cook: The first cook will act as supervisor in the absence of the supervisory Cook. Duties of the first cook will include the preparation of menu items in Accordance with recipes prepared for each dish, supervise pastry and Salad preparation and perform cooking duties for day to day menu Orders.

Hostess: The hostess will be responsible for all aspects of table management. This includes taking reservations, coordinating of wait staff levels in Dining rooms, assignment of tables and sections to staff, greeting and Seating customers, logging and tracking of members checks, logging of Events and functions in the reservation book, and coverage of the dining Room phone during business hours.

5.7 Other Job Descriptions (Complete Job Descriptions attached as Appendix HR-2)

Cook: Cooks will be responsible for daily food preparation, limited menu Planning and limited recipe creation. Cooks will also supervise kitchen Dish washing operations.

Wait Staff: Wait staff will be responsible for set up and preparation of the dining Room, providing the highest standards of service to customers, proper maintenance of dining rooms and equipment, correct ringing of orders to insure correct billing of customers, breakdown/reset of dining rooms after times of service.

Bus Staff: the bus staff will be responsible for set up and maintaining the beverage Station, running trays of food promptly to correct tables, running trays of Dishes to the kitchen, assisting wait staff with beverage service and bussing tables, setting up and breaking down functions, while providing the highest standard of service to the
Members

5.8	Human Resource Governmental Regulations

a.	Labor Laws. “The Pho House Dallas” restaurant is mindful of the government regulations that affect this business. The main federal laws affecting the employment relationship include:

1. Fair Labor Standards Act (1938) - sets the minimum wage which increased to $7.25 per hour in 2014.

2. Occupational Safety and Health Act (1970)-requires employers to provide a workplace free of health and safety hazards.

3. Americans with Disabilities Act (1990)-requires employers to make “reasonable accommodations” so qualified disabled employees can perform their job (with exceptions to small businesses)

4. Immigration Reform and Control Act (1986) - Verifies employment eligibility and prevents employment of illegal aliens.

b.	Employment Laws. Social Security Act (1935) - protects the retirement income of employees and retirees.

1.  Texas Unemployment Compensation Act – business provides unemployment insurance premiums to the State for employees for compensation when unemployed.

2.  Federal Unemployment Taxation Act (FUTA) – business pays federal unemployment insurance premium to assist the state in maintaining state reserves.

3. Texas Workmen’s Compensation Act – business pays premiums (based on type of labor) for worker’scompensation when employees become injured and cannot work.

6.0	QUALITY CONTROL/CUSTOMER SERVICE

6.1 Quality Control. Quality control will implement Deming’s 14 points of integrating Total Quality Management (TQM) into everyday business operations. The management staff will create an environment to instill “Quality as Everyone’s Business”. Quality control techniques will include product, service, reception, presentation and environment.

6.2 Customer Service. Customer service will be incorporated into the TQM model, as customer service “starts and ends in the parking lot”. Techniques to implement strong customer service will include employee incentive programs based on “time of service”, guest response cards, patron suggestions and comments and “team sponsored programs”. In keeping with the human resource philosophy, customer service will also be “branded”, with high return “regular” patrons.

7.0	FINANCIAL PLAN

7.1 FACILITIES

THE PHO HOUSE DALLAS will be located in the North Eastern Quadrant of the City of Dallas, in leased facilities located within a major shopping hub offering Free valet parking, access and visibility from a major thoroughfare. Facility costs associated with Start-up costs include the first and last month lease payment due upon execution of the lease. The facility will include approximately 5,000 square feet of dining area, 1,000 square feet of kitchen area, 200 square feet of storage, and 350 square feet of waiting/entry area.

7.2 FURNITURE, FIXTURES AND EQUIPMENT

Furniture, fixtures and equipment contained in the start-up costs include all major food preparation equipment, appliances, tools, dining furniture and serve ware necessary for a dining capacity of 305 patrons. The Major food preparation equipment (freezers, ranges, work tables, etc.) will be leased through a major restaurant suppliers in Dallas.

7.3 MARKETING

It is the intent to conduct special promotions every week for the business. The advertising started in these promotions will continue during popular drive slots available on radio and Television. Marketing and Promotion also includes print material, menus, and office stationery.

7.4 REGULATORY

Regulatory compliance costs include all costs associated with the permitting, licensing and environmental inspections necessary prior to the start of business. These costs also include the first year lease cost of the beer and wine license.

7.5 FEES

In order to ensure that proper programming and planning are conducted throughout the first year of operation, The Pho House Dallas will engage the services of The Kelly Group (Restaurant professional advisors). These services will include market planning, facility layout, initial financial records processes, and assistance in selection of staff. Start-up costs will include the initial 6 months of advisory service. Professional fees also include prepaid legal, accounting, and audit services.

DESCRIPTION OF PROPERTY

Our business office is located at 1700 Pacific Ave., Suite 2680, Dallas, TX 75201.  Currently, this space is sufficient to meet our needs; however, if we expand our business to a significant degree, we will have to find a larger space.

LEGAL PROCEEDINGS

There are currently no legal proceedings pending or threatened against us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate applying for trading of our common stock on the Over-the-Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares of common stock will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of September 15, 2014, we had 14 shareholders of our common stock.

Rule 144 Shares

As of September 10, 2014 there are no shares of our common stock which are currently available for sale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. After February 2015, the 100,000,000 shares of our common stock held by Jeffrey Love and Nghien Giap Hoang will become available for sale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least six months is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have granted no stock options.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.